CLIFFWATER LLC

Code of Ethics and Conduct

The following Code of Ethics and Conduct has been adopted for all Cliffwater LLC (“Cliffwater”) staff. The purpose is to outline the requirements for the highest ethical standards and professional conduct of our business by firm members and employees.

The standards are generally consistent with the Code of Ethics and Professional Conduct adopted by the Association for Investment Management and Research (AIMR) for its members. The Cliffwater Compliance Manual outlines the ethical and legal requirements in greater detail while the related policies and procedures describe how the requirements are implemented. Each should be read and understood by each Cliffwater employee.

All new employees receive a copy of this Code of Ethics and Conduct and any amendments and sign an acknowledgement of their receipt and understanding of it. In addition, each employee will sign an annual certification of his or her compliance with the firm’s Code of Ethics and Conduct.

Code of Ethics:

1)	Employees must act for the benefit of clients and place client interests before their own or the interests of Cliffwater.

2)	Employees must exercise reasonable care and judgment in providing services to clients.

3)	Employees must deal fairly and objectively with all clients and prospects.

4)	Employees must not engage in any conduct involving dishonesty, fraud or other act that reflects adversely on their integrity or that of Cliffwater.

5)	Employees must understand, uphold, and comply with applicable laws, rules and regulations related to Cliffwater’s business activities.

6)	Employees must disclose all matters that could reasonably be expected to impair their independence and objectivity in their duty to clients or Cliffwater.

7)	Employees must report to their supervisor, the Compliance Officer and/or the Chief Executive Officer any knowledge of conduct that does not meet the highest ethical standards.

8)
Employees must keep confidential all information about clients including information about the funds researched for client investment. All such information may only be used for the benefit of clients and/or Cliffwater.

9)	Employees who possess material non-public information that could affect the value of an investment must not act on the information.

10)
Employees must conduct their personal investing activities in a manner to avoid actual or potential conflicts of interest with clients or Cliffwater itself. No employee may use his or her position with Cliffwater, or any investment opportunities he or she learns of because of his or her position with Cliffwater, to the detriment of clients or Cliffwater.

In order to monitor securities transactions, including prohibited transactions, Cliffwater has adopted procedures for all employees to follow that are outlined in the Cliffwater Compliance Manual. These procedures include pre-clearance approval for personal trading (transactions involving IPO’s, private placements, securities issued by clients or other securities placed on a restricted list, including any Cliffwater advised mutual funds) and regular reporting and review of applicable securities trades and holdings. See Cliffwater Compliance Manual, sections VI, VII, VIII, and IX. All employees are subject to the following compliance reporting requirements:

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Initial reporting: A report of all securities accounts held by the individual and/or immediate family members living in the same household, and a report of all securities held by these individuals within 10 days of becoming an employee of Cliffwater.

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Quarterly reporting: Quarterly reporting of all applicable securities traded by the individual and/or immediate family members living in the same household during the preceding quarter on a quarterly securities transaction report within 30 days of the end of the quarter. The report includes trade dates, transaction types, names of securities, quantities, prices, broker dealers / banks, and a certification that the reported transactions are not prohibited and that pre-clearance, if required, was obtained. In lieu of quarterly reporting, an employee can choose to provide duplicate transaction confirmations and monthly statements to Cliffwater from the firms which hold his or her securities accounts.

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Annual reporting: An annual report of all securities accounts held by the individual and/or immediate family members living in the same household, an annual report of applicable securities held in those accounts, and an annual certification of compliance with Cliffwater’s Code of Ethics and Conduct and adherence to policies and procedures in Cliffwater’s Compliance Manual.

11)
Employees must not accept gifts or benefits that could reasonably be expected to create a conflict of interest with a client’s or Cliffwater’s interest. Regardless, any gift or benefit may not exceed a value of $50.00, and any such gift or benefit must be reported on Cliffwater’s gift log.

12)
Meals and entertainment that have a business purpose and are attended by the party providing the meals and entertainment are permitted. However, no form of compensation from outside parties may be accepted. Compensation includes any direct compensation as well as any reimbursement or payment of transportation or hotel expenses for personal or business trips.

13)
Employees must not make political contributions that do not comply with Cliffwater’s Political Contributions Policy, which requires approval for contributions to state and local candidates and restricts political contributions in cases where an official or candidate for office may be in a position to influence the choice of Cliffwater advisory services.

Code of Conduct for Business Practices:

1)	Investment professionals must make reasonable inquiry into a client’s objectives, financial situation, and constraints before making investment recommendations.

2)	Investment professionals must exercise diligence, independence and thoroughness in analyzing investments and making investment recommendations.

3)	Investment recommendations and analysis must have a reasonable and adequate basis and be supported by appropriate research and investigation.

4)
Investment professionals must make reasonable efforts to ensure that investment information presented is fair, accurate and complete, and must not knowingly misrepresent facts related to investment analysis or other professional activities.

5)	Any matters that could represent a conflict or potential conflict between a client’s interest and Cliffwater’s interest must be adequately disclosed to the client.